Exhibit 26(h)i.c)2)

First Amendment to SL-18 Administrative Services Agreement

Massachusetts Mutual Life Insurance Company (the “Company”) has entered into a certain SL-18 Administrative Services Agreement dated as of February 1, 2017 (the “Agreement”) with BlackRock Advisors, LLC (“BAL”) pursuant to which the Company provides certain administrative services to BlackRock Variable Series Funds, Inc. (“BVSF”) in return for certain payments to the Company related to certain series of BVSF (the “Portfolios”) in which the Company engages in purchase, redemption and related transactions in the Portfolios on behalf of certain separate accounts of the Company.

Whereas, in connection with a reconfiguration of the boards of directors/trustees of certain BlackRock-advised funds, effective September 17, 2018 (the “Closing”), three Portfolios of BVSF, BlackRock High Yield V.I. Fund, BlackRock Total Return V.I. Fund and BlackRock U.S. Government Bond V.I. Fund, reorganized (the “Reorganizations”) into a newly-created series (the “New Portfolios”) of a newly-organized Maryland corporation, BlackRock Variable Series Funds II, Inc. (“BVSF II”).

The parties to the Agreement agree that effective upon the Closing, the Agreement is amended as follows:

1.              All references to the “Fund” shall include BVSF II.

2.              All references to the “Participation Agreement” shall include the Participation Agreement as amended as of the Closing.

3.              All references to “SL-18” in the Agreement are hereby deleted.

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The Company agrees that to the extent it accepts fees or executes transactions pursuant to the Agreement after the Closing, the Company will be deemed to have agreed to the terms of this Amendment. To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Terms used but not defined herein shall have the meanings ascribed to them in the Agreement. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

Agreed and Accepted:

Firm Name:	Massachusetts Mutual Life Insurance Company	Firm Name:	BlackRock Advisors, LLC
Signature:	/s/ Tina M. Wilson	Signature:	/s/ Jonathen Mero
Name:	Tina M. Wilson	Name:	Jonathen Mero
Title:	Senior Vice President	Title:	Director
Dated:	12/11, 2018	Dated:	January 28, 2019